Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 333-192017) pertaining to the 2013 Long Term Incentive Compensation Plan,

(2) Registration Statement (Form S-4 No. 333-196662) of Gaming and Leisure Properties, Inc. and Subsidiaries,

(3) Registration Statement (Form S-4 No. 333-206649) of Gaming and Leisure Properties, Inc. and Subsidiaries, and

(4) Registration Statement (Form S-3 No. 333-210423) of Gaming and Leisure Properties, Inc. and Subsidiaries;

of our report dated February 22, 2016, with respect to the consolidated financial statements and schedule of Gaming and Leisure Properties, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Gaming and Leisure Properties, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 22, 2017